Exhibit 99.1


  Hercules Technology Growth Capital Announces Record Second Quarter
          2007 Financial Results And Declared $0.30 Dividend

 Record commitments of $143.9 million; Record fundings of $100.4 million

 Net investment income before taxes increases 193% to $0.29 per share


    PALO ALTO, Calif.--(BUSINESS WIRE)--Aug. 2, 2007--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), a leading specialty finance company providing growth capital in the form of venture debt and equity to venture capital and private equity-backed technology and life science companies at all stages of development, today announced its financial results for the second quarter ended June 30, 2007.

    Second Quarter 2007 Highlights:

    -- Total debt and equity commitments reached $143.9 million in the quarter, comprised of $143.1 million in debt commitments and $750,000 of equity commitments. This represents a 253% increase over total commitments of $40.8 million in Q2 2006.

    -- Total debt and equity funding in the quarter totaled $100.4 million. Debt funded in the quarter totaled $99.4 million and equity funding totaled $1.0 million. This is a 205% increase over the $32.9 million funded in Q2 2006.

    -- Hercules had warrant positions in 70 portfolio companies at the end of the second quarter of 2007, as compared to warrants in 41 companies at the end of the second quarter of 2006.

    --  Total investment income increased to $13.3 million, a 96%
        increase over second quarter 2006 investment income of $6.8 million.

    -- Net investment income before taxes during the quarter grew by 193% to $7.2 million, compared to $2.5 million in the second quarter of 2006. Net investment income per share was $0.29 for the second quarter of 2007 compared to $0.19 per share in the second quarter of 2006.

    -- Net income more than doubled to $8.3 million or $0.33 per share on 25.2 million basic shares outstanding versus $3.4 million or $0.26 per share on 12.9 million basic shares outstanding for the second quarter of 2006.

    -- Net taxable income, excluding long-term capital gains, was approximately $7.4 million or $0.30 per share as compared to $4.2 million or $0.33 per share on in the second quarter of 2006.

    -- Declared eighth dividend since inception of $0.30, payable on September 17, 2007 to shareholders of record as of August 16, 2007.

    -- Total investment portfolio at fair value increased to $416.7 million from $193.6 million in the second quarter of 2006, an increase of 115%.

    "This was a quarter of significant achievements for us. We not only achieved record commitments, funding and earnings, but we also greatly expanded our capital base to support continued investment momentum in promising life sciences and technology companies," said Manuel Henriquez, CEO of Hercules Technology. "In early May, we increased our borrowing capacity by $100 million with the addition of Deutsche Bank to our credit facility. During the quarter, we borrowed $12 million of leverage previously approved under the SBA program and recently received approval to draw on the full availability of $127 million, subject to certain regulatory limitations. In June, we successfully raised $124.2 million of gross proceeds by issuing 9.2 million shares in our fourth secondary offering. Proceeds from this equity raise combined with our increased borrowing capacity positions us for future growth by enabling us to fund new and existing venture capital and private equity backed companies for the next 4-5 quarters."

    "We continue to expect to see 10 to 12 liquidity events for the year. During the first six months of 2007 we have had two portfolio companies acquired, one completed its IPO, two portfolio companies filed registration statements for their IPO's of which one was subsequently withdrawn, and three other portfolio companies are in various stages of M&A discussions."

    "We believe the current venture capital environment remains healthy, and the IPO market for growth stocks such as technology and life science companies seems to be very encouraging. According to the National Venture Capital Association, during the second quarter, there were 26 IPO's raising approximately $4.3 billion, more than twice the figure from the same period last year. Of these, 13 were in the technology sector, while 11 were in life sciences, one of which was a Hercules portfolio company."

    "The robust venture capital environment is contributing to the growth of our warrant portfolio - both in number of warrants held and the fair value of those warrants, which now stands at $14.7 million. We believe these developments support our confidence in the potential upside in our warrant portfolio," concluded Henriquez.

    Second Quarter Review and Operating Results

    During the quarter, Hercules entered into agreements to provide debt financing of approximately $143.1 million and funded a total of approximately $99.4 million in debt investments. The weighted average fundings during the second quarter were approximately $49.8 million. The difference between the total fundings and the weighted average fundings reflects the timing of fundings occurring later in the quarter.

    In addition, Hercules committed to invest $750,000 in equity to one portfolio company and funded a total of $1.0 million in two portfolio companies during the quarter.

    Proceeds from principal repayments were approximately $30.1 million, comprised of amortization of principal of approximately $16.7 million, early repayments of approximately $8.0 million from three portfolio companies, and pay downs of $5.4 million on two portfolio companies in workouts.

    David Lund, CFO of Hercules Technology said, "Our increased credit facility and our recent equity issuance were key milestones this quarter. These important events give us greater ability to increase and diversify our portfolio investments, and create additional opportunities to build our warrant portfolio to support future returns. Our credit quality remains strong as evidenced by a 2.16 rating which was consistent with the prior quarter."

    Investment Portfolio

    The fair value of Hercules' investment portfolio at quarter-end was approximately $416.7 million as compared to $193.6 million at the end of the second quarter of 2006.

    Of the $416.7 million, the fair value of the equity portfolio was $11.8 million invested in 17 portfolio companies, compared to a fair value of approximately $5.5 million invested in nine portfolio companies at the end of the second quarter of 2006. Warrants have been received in connection with the Company's debt investments in each portfolio company. The Company currently holds warrants in 70 portfolio companies, with a fair value of approximately $14.7 million included in the investment portfolio of $416.7 million. The fair value of the warrant portfolio has increased by 116% as compared to $6.8 million at June 30, 2006. These warrant holdings would allow Hercules to invest approximately $41.5 million if such warrants are exercised. Since inception, Hercules has net realized gains of $3.7 million on warrant and equity positions.

    As of June 30, 2007, Hercules' unfunded debt commitments were approximately $111.1 million to 31 portfolio companies. Since these commitments may expire without being drawn upon, the total commitment does not necessarily represent future cash requirements. In addition, the Company executed non-binding term sheets with six prospective portfolio companies, representing approximately $47.9 million. These proposed investments are subject to completion of the Company's due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

    The overall weighted average yield to maturity on the Company's loan portfolio was approximately 12.75% as of June 30, 2007. Yields to maturity are computed using interest rates at inception of the loan, and include amortization of loan facility fees, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and are based on the assumption that all contractual loan commitments have been fully funded and held to maturity.

    Income Statement

    Continued growth of Hercules' debt investments contributed to a 96% increase in total investment income to $13.3 million during the second quarter of 2007 as compared to $6.8 million in the second quarter of 2006. Fee income included approximately $782,000 of fees and acceleration of deferred income related to early repayments.

    Interest expense and loan fees driven by borrowing activities were approximately $2.0 million during the second quarter, an increase of approximately 22.4% versus $1.6 million in the same quarter of the previous year. The increase was attributed to a higher average debt balance of $108 million in the second quarter of 2007 as compared to $76 million for the comparable period in 2006.

    Total operating expenses, excluding interest expense and loan fees, for the second quarter of 2007 were $4.0 million, which is an increase of $1.3 million, compared to $2.7 million for the second quarter of 2006. The increase as compared to the quarter ended June 30, 2006 was primarily attributable to higher compensation expense related to an increase in new employees, higher facility expenses from expanded operations, and workout expenses related to loans in two portfolio companies.

    Net investment income before provision for income taxes for the second quarter of 2007 was $7.2 million, which represents an increase of 193%, compared to approximately $2.5 million for the second quarter of 2006. Net investment income before income taxes was $2.0 million, or 38.6% higher than the first quarter of 2007. Net investment income before provision for income taxes on a basic per share basis during the current quarter was $0.29 per share, based upon 25.2 million basic shares outstanding, compared to $0.19 per share in the comparable quarter of 2006 on 12.9 million basic shares outstanding.

    Net realized loss of approximately $336,000 in the second quarter of 2007 was attributed to the realized loss in warrants in two portfolio companies, one of which was sold and the other liquidated during the quarter.

    Hercules recognized a net increase in unrealized appreciation on investments of approximately $1.4 million during the second quarter of 2007. The net increase in unrealized appreciation was primarily attributed to increased valuations in our warrant and equity investments in both our public and private portfolio companies.

    Dividends

    The Company distributed a dividend of $0.30 per share to its shareholders during the quarter. This distribution was the seventh consecutive quarterly dividend paid and brings total distributions to $1.825 per share since its public offering in June 2005.

    The Board of Directors declared a second quarter dividend of $0.30 per share. The dividend will be payable on September 17, 2007 to shareholders of record as of August 16, 2007. The ex-dividend date is August 13, 2007. This was the Company's eighth consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to date to $2.125 per share.

    For the quarter ended June 30, 2007, the Company declared a distribution of $0.30 per share. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year; therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company determined the tax attributes of its distributions year-to-date as of June 30, 2007, 93.6% would be from ordinary income and 6.4% would be a return of capital for stockholders; however, there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2007 distributions to shareholders will actually be. For the fiscal year ended December 31, 2006, a portion of the distributions to the Company's shareholders was deemed a return of capital.

    Our short-term goal is to pay dividends completely out of earnings, a key milestone for the Company.

    Liquidity and Capital Resources

    At June 30, 2007, net assets were approximately $390.0 million, with a net asset value per share of $12.05, which represents an increase of $236.7 million or $0.81 per share, compared to the second quarter of 2006.

    The Company ended the second quarter with $7.5 million in cash and cash equivalents.

    "With the addition of Deutsche bank to our credit facility with Citibank we successfully increased the borrowing capacity to $250.0 million through the term of the loan, May 1, 2008. Borrowings under the facility are based on Libor plus 120 basis points. The addition of a great partner such as Deutsche Bank to the credit facility enhances our ability to continue to invest for the benefit of our shareholders," stated CFO Lund.

    Hercules credit facility combined with the $127 million available under the SBA program allows it access to $377 million in capital. At June 30, 2007, approximately $22 million was outstanding under the credit facility and $12.0 million was outstanding under the SBA debentures leaving approximately $343 available to borrow, subject to certain credit and regulatory limitations.

    Based on Hercules' current stockholders' equity and its SEC exemptive relief for borrowings available under the SBA debenture commitments, the Company has the potential to leverage its balance sheet in excess of $500 million. This assumes Hercules determines to expand its existing credit facilities.

    Portfolio Asset Quality and Diversification

    As of June 30, 2007, grading of the debt portfolio at value, excluding warrants and equity investments, was as follows:

Grade 1   Approximately $21.2 million or 5.4% of the total portfolio

Grade 2   Approximately $296.0 million or 75.9% of the total portfolio

Grade 3   Approximately $63.2 million or 16.2% of the total portfolio

Grade 4   Approximately $9.7 million or 2.5% of the total portfolio

Grade 5   Approximately $0.0 million or 0.0% of the total portfolio


    At June 30, 2007, the weighted average loan grade of the portfolio was 2.16 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.16 as of March 31, 2007. Hercules' policy is to adjust the grading on its portfolio companies as they require additional equity capital.

    Hercules' portfolio as of June 30, 2007 was comprised of investments in the following industries:

    --  21.3% in communications and networking companies

    --  21.2% in drug discovery companies

    --  9.4% in software companies

    --  8.9% in specialty pharmaceutical companies

    --  7.1% in electronics and computer hardware companies

    --  5.4% in semiconductor companies

    --  4.7% in consumer and business product companies

    --  4.1% in information services companies

    --  4.0% in therapeutic companies

    --  3.4% in drug delivery companies

    --  2.8% in Internet companies

    --  2.0% in energy companies

    --  1.9% in advanced specialty materials & chemicals companies

    --  1.5% in biotechnology tools companies

    --  1.2% in media/content/info companies

    --  1.1% in diagnostic companies

    Other Significant Events

    In June 2007, Hercules completed a public offering of 9.2 million shares, in which the Company raised gross proceeds of $124.2 million. The proceeds were used to reduce borrowings under our credit facilities, invest in debt and equity securities and other general corporate purposes.

    On June 5, 2007, we announced an alliance with Market Bridges Ltd. to bring venture lending opportunities to emerging Israeli and Israeli-related companies in the technology and life sciences sectors. Market Bridges is a financial services and business-development firm that bridges emerging Israeli growth companies and international capital and markets.

    On July 31, 2007, we received notification from the SBA that our request to increase our leverage by $77 million was approved. This increase allows us to borrow up to the full amount of $127 million currently available under the SBA program, subject to certain regulatory limitations and that additional credit is available to the Company.

    Conference Call

    Hercules has scheduled its 2007 second quarter financial results conference call for August 2, 2007 at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (800) 591-6942 or (617) 614-4909 and enter the passcode Hercules (43728537) approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter passcode 59076988.

    The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules website at http://www.HTGC.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the website for 12 months.

    About Hercules Technology Growth Capital, Inc.:

    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. The Company primarily finances privately held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules' strategy is to evaluate and invest in a broad range of ventures active in technology and life science industries and to offer a full suite of growth capital products up and down the capital structure to prospective clients ranging from early-stage growth to expansion stage companies. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Boulder, Costa Mesa and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital.

    For more information, please visit www.HTGC.com. Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

    Forward-Looking Statements:

    The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.


               HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
          CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                             (unaudited)


                                             June 30,
                                               2007      December 31,
                                            (unaudited)      2006
                                           ------------- -------------
Assets
Investments, at value (cost of
 $411,011,161 and $279,946,465,
 respectively)                             $416,705,087  $283,233,751
Deferred loan origination revenue            (4,939,369)   (3,450,971)
Cash and cash equivalents                     7,465,828    16,404,214
Interest receivable                           4,934,961     2,906,831
Other assets                                  3,570,301     2,048,384
                                           ------------- -------------

Total assets                                427,736,808   301,142,209

Liabilities
Accounts payable                                535,247       540,376
Accrued liabilities                           3,477,486     4,189,011
Short-term loans payable                     21,700,000    41,000,000
Long-term loans payable                      12,000,000             -
                                           ------------- -------------
Total liabilities                            37,712,733    45,729,387
                                           ------------- -------------
Net assets                                 $390,024,075  $255,412,822
                                           ============= =============


Net assets consist of:
    Par value                                   $32,371       $21,927
    Capital in excess of par value          391,061,289   257,234,729
    Unrealized appreciation on investments    5,042,341     2,860,654
    Accumulated realized gains (losses) on
     investments                             (2,017,940)   (1,972,014)
    Distributions in excess of investment
     income                                  (4,093,986)   (2,732,474)
                                           ------------- -------------
Total net assets                           $390,024,075  $255,412,822
                                           ============= =============

Shares of common stock outstanding ($0.001
 par value, 60,000,000 authorized)           32,371,376    21,927,034
                                           ============= =============

Net asset value per share                        $12.05        $11.65
                                           ============= =============


               HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)


                    Three Months Ended June  Six Months Ended June 30,
                               30,
                    ------------------------ -------------------------
                        2007        2006         2007         2006
                    ------------ ----------- ------------ ------------
Investment income:
  Interest          $11,791,547  $6,175,831  $20,827,536  $11,810,370
  Fees                1,483,213     612,080    2,126,171    1,464,674
                    ------------ ----------- ------------ ------------

Total investment
 income              13,274,760   6,787,911   22,953,707   13,275,044
Operating expenses:
  Interest            1,763,285   1,357,893    2,449,250    3,034,875
  Loan fees             250,313     286,688      516,420      537,481
  Compensation and
   benefits           2,014,763   1,127,238    3,954,324    2,332,320
  General and
   administrative     1,713,931   1,418,584    3,022,167    2,603,977
  Stock-based
   compensation         292,705     130,000      546,455      253,000
                    ------------ ----------  ------------ ------------

Total operating
 expenses             6,034,997   4,320,403   10,488,616    8,761,653

Net investment
 income before
 provision for
 income taxes and
 investment gains
 and losses           7,239,763   2,467,508   12,465,091    4,513,391
Provision for
 income taxes                 -    (771,823)           -      988,177
                    ------------ ----------- ------------ ------------
Net investment
 income               7,239,763   3,239,331   12,465,091    3,525,214

Net realized gain
 (loss) on
 investments           (335,629)  1,599,422      (45,926)    (140,949)
Net increase in
 unrealized
 appreciation on
 investments          1,365,634  (1,472,381)   2,181,687    2,487,100
                    ------------ ----------- ------------ ------------

Net realized and
 unrealized gain      1,030,005     127,041    2,135,761    2,346,151
                    ------------ ----------- ------------ ------------
Net increase in net
 assets resulting
 from operations     $8,269,768  $3,366,372  $14,600,852   $5,871,365
                    ============ =========== ============ ============


Net investment
 income before
 provision for
 income taxes and
 investment gains
 and losses per
 common share:
  Basic                   $0.29       $0.19        $0.52        $0.40
                    ============ =========== ============ ============

  Diluted                 $0.29       $0.19        $0.51        $0.39
                    ============ =========== ============ ============

Change in net
 assets per common
 share:
  Basic                   $0.33       $0.26        $0.61        $0.52
                    ============ =========== ============ ============

  Diluted                 $0.33       $0.26        $0.60        $0.51
                    ============ =========== ============ ============

Weighted average
 shares outstanding
  Basic              25,190,000  12,859,474   24,037,000   11,394,175
                    ============ =========== ============ ============

  Diluted            25,401,000  12,944,601   24,248,000   11,479,302
                    ============ =========== ============ ============


    CONTACT: Hercules Technology Growth Capital, Inc.
             Sally Borg, 650-289-3066
             sborg@htgc.com
             or
             Main, 650-289-3060
             info@htgc.com